PLAN OF RECLASSIFICATION

             THE PLAN OF RECLASSIFICATION (the
"Plan") dated as of this 2nd day of July, 2013 is adopted on behalf of Morgan Stanley European Equity Fund Inc. (the "Company"), a Maryland corporation with its principal place of business at 522 Fifth Avenue, New York, New York 10036, operating as an open-end management investment company under the Investment Company Act of 1940, as amended.

             WHEREAS, the reclassification (the
"Reclassification") is intended to be effectuated pursuant to an amendment to the Company's Articles of Incorporation.

             WHEREAS, the Reclassification will consist of (i) the reclassification of all of the authorized (including issued and outstanding) Class W shares of the Company as Class I shares of the Company, upon the terms and subject to the conditions set forth herein; and

             WHEREAS, the Plan is intended to be and is adopted as a "plan of reorganization" within the meaning of
Section 368(a)(1)(E) of the U.S. Internal Revenue Code of
1986, as amended (the "Code"); and

             WHEREAS, the Reclassification is expected to qualify as a tax-free transaction under Section 1036 of the Code and should also qualify as a tax-free "reorganization" within the meaning of Section 368(a)(1)(E) of the Code; and

             WHEREAS, the Board of Directors of the
Company has determined that the Reclassification is advisable and in the best interests of the Company's stockholders, and that the interests of the existing holders of Class I shares of the Company would not be diluted as a result of the Reclassification.

1.	RECLASSIFICATION
             1.1.	Upon the terms and subject to the
conditions precedent set forth herein, each Class W share shall be reclassified as Class I shares of the Company. The
Company shall designate on its books and records each such
Class W stockholder as holding the number of Class I shares of the Company, including fractional Class I shares, determined by dividing the net asset value of one Class W share of the Company, computed in the manner and as of the time and date set forth in paragraph 2.1, by the net asset value of one Class I share of the Company, computed in the manner as of the time and date set forth in paragraph 2.2, multiplied by the total number of Class W shares of the Company owned by each such Class W stockholder. Such transactions shall take place at the closing on the Closing Date (as defined below) provided for in paragraph 3.1 (the "Closing").
             1.2.	On or prior to the Closing Date, the
Reclassification will be accomplished by the Company filing
an amendment to the Company's Articles of Incorporation to reflect the Reclassification that has been approved as described in Section 5.1 (the "Amendment"), which shall become effective as of the Closing Date.
             1.3.	Ownership of the Class I shares of the
Company will be shown on the books of the Company's
transfer agent.
2.	VALUATION
             2.1.	The net asset value of the Class W
shares of the Company shall be computed as of the close of regular trading on The New York Stock Exchange, Inc. (the
"NYSE") on or prior to the date of the Closing of the Reclassification (such time and date being hereinafter called the "Valuation Date"), using the valuation procedures set forth in the current prospectus and statement of additional information of the Company as of the Valuation Date.
             2.2.	The net asset value of the Class I
shares of the Company shall be the value computed as of the
close of regular trading on the NYSE on the Valuation Date,
using the valuation procedures set forth in the current prospectus and statement of additional information of the
Company as of the Valuation Date.
             2.3.	All computations of value shall be
made by the Company's pricing agent in accordance with its regular practice as pricing agent for the Company.
             2.4.	In the event that on the Valuation Date
(i) the NYSE or another primary trading market for portfolio securities of the Company shall be closed to trading or trading thereon shall be restricted, or (ii) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the
Company is impracticable, the Valuation Date shall be
postponed until the first business day after the day when
trading shall have been fully resumed and reporting shall have been restored.
3.	CLOSING AND CLOSING DATE
             3.1.	The date of the Closing of the
Reclassification shall be established by the Company in its sole discretion (the "Closing Date"). The Closing shall be held as of 9:00 a.m. (local time) at the offices of the Company, 522 Fifth Avenue, New York, NY 10036, or at such other time and/or place as the Company shall decide.
4.	OPERATION OF BUSINESS
             4.1.	The Company will operate its
business, with regard to the shares referred to herein, in the ordinary course between the date hereof and the Closing Date.
It is understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions necessary or advisable, in each case payable either in cash or in additional shares.
             4.2.	The Company shall use its
commercially reasonable efforts to cause the Reclassification to qualify as a tax-free transaction under Section 1036 of the Code and as a tax-free "reorganization" within the meaning of
Section 368(a)(1)(E) of the Code.
5.	CONDITIONS PRECEDENT TO OBLIGATIONS
FOR RECLASSIFICATION
             5.1.	The Plan shall become effective only
upon approval of the Plan and Amendment by the affirmative
vote of holders of a majority of the outstanding Class W shares of the Company.
             5.2.	The Company will use commercially
reasonable efforts to take all actions necessary, proper or advisable to obtain approval of the transactions contemplated herein.
6.	EXPENSES
             6.1.	Morgan Stanley Investment
Management Inc., the investment adviser to the Company, will assume the costs and expenses of the Reclassification.
             6.2.	The Company will not impose up-
front sales charges upon affected stockholders as a part of the Reclassification.


IN WITNESS WHEREOF, the Company has
adopted this Plan in its name and on its behalf by its President and attested to on its behalf by its Assistant Secretary on this 2nd day of July, 2013.

MORGAN STANLEY EUROPEAN EQUITY FUND INC.
By: _/s/ Arthur Lev_
Arthur Lev
President
ATTEST:
__/s/ Joanne Antico____
Joanne Antico
Assistant Secretary




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